Exhibit 10.25 (v)

FIFTH AMENDMENT OF THE

ANTHEM 401(K) LONG TERM SAVINGS INVESTMENT PLAN

(SECOND RESTATEMENT EFFECTIVE JANUARY 1, 1997)

Pursuant to rights reserved under Article X of the Anthem 401(k) Long Term Savings Investment Plan (the “Plan”), Anthem Insurance Companies, Inc. (the “Company”) hereby amends the Plan, effective as of January 1, 2004, as follows:

1. Section 4.1(a)(ii) of the Plan is amended to read in its entirety as follows:

(a)(ii)	Before Tax Supplemental Contributions. Subject to the limitations of Sections 4.6 and 5.4, each Participant shall have the option to authorize the Employer in accordance with procedures established by the Pension Committee, to contribute to the Plan for a Plan Year on his behalf, an amount equal to any whole percentage of his Compensation from seven percent (7%) up to fifty percent (50%) (as determined without regard to this Section 4.1(a)) for such Plan Year. From January 1, 2002 to December 31, 2003, the maximum percentage on such contributions was twenty percent (20%). Prior to January 1, 2002, the maximum percentage on such contributions was sixteen percent (16%). Such authorization shall be in the form of an election by the Participant to have his Compensation reduced by payroll withholding. The election of a new Participant shall be effective as soon as administratively feasible following receipt of the election by the Pension Committee. Such withheld amounts are to be transmitted by the Employer to the Trustee as of the earliest date on which such amounts can reasonably be segregated from the Employer’s general assets, but in no event later than the fifteenth (15th) business day of the month following the month in which such amounts would otherwise have been payable to the Participant in cash.

2. Section 4.1(b) of the Plan is amended to read in its entirety as follows:

(b)	Employer Matched Contributions. Subject to the limitations of Section 4.8 and 5.4, an Employer shall contribute with respect to each pay period an amount equal to 100% for the first 3% and 50% for the next 3% of a Participant’s Before Tax Matched Contributions that a Participant has authorized the Employer to make on his behalf of the Plan Year. If a Participant is employed on the last calendar day of the Plan Year and has not participated in any of the nonqualified deferred compensation plans sponsored by the Company during that Plan Year, that Participant shall receive an additional Employer Matched Contribution for a Plan Year equal to the difference, if any, between the amount contributed pursuant to the preceding sentence in the Plan Year and an amount equal to 100% for the first 3% and 50% for the next 3% of the Participant’s Before Tax Matched Contribution for the Plan Year. The amount of the contribution made pursuant to this Subsection shall not exceed the maximum amount allowable as a deduction under the Code for such Plan Year. Notwithstanding anything contained herein to the contrary, a Participant who was not an Employee on or before December 31, 1998 shall only be entitled to Employer Matched Contributions with respect to his Before Tax Matched Contributions made on and after the first day of the calendar year quarter immediately following his completion of a one (1) year Period of Service; provided, however, that if a Participant whose employment with the Employer is terminated and who at the date of employment termination already completed a Period of Service of at least one (1) year is rehired and becomes an Eligible Employee, such Participant shall be eligible for Employer Matched Contribution with respect to his Before Tax Contribution immediately upon his rehire.

3. A new final paragraph is added to Section 4.6 of the Plan to read as follows:

Effective on and after January 1, 2004, this testing will not be required to the extent that the Plan meets the safe harbor requirements set forth in Code Section 401(k)(12) or any successor provision.

4. A new final paragraph is added to Section 4.8 of the Plan to read as follows:

Effective on and after January 1, 2004, this testing will not be required to the extent that the Plan meets the safe harbor requirements set forth in Code Section 401(m)(11) or any successor provision.

5. Appendix A to the Plan is replaced in its entirety with Appendix A attached hereto.

APPENDIX A

PARTICIPATING EMPLOYERS

As of January 1, 2004

AdminaStar Federal, Inc.

Anthem Benefit Administrators, Inc.

Anthem Health Plans, Inc.

Anthem Health Plans of Kentucky, Inc.

Anthem Health Plans of Maine, Inc.

Anthem Health Plans of New Hampshire, Inc.

Anthem, Inc.

Anthem Insurance Companies, Inc.

Anthem Life Insurance Company

Anthem Prescription Management, LLC

Anthem UM Services, Inc.

Community Insurance Company

Machigonne, Inc.

Matthew Thornton Health Plan, Inc.

Northeast Consolidated Services, Inc.

Rocky Mountain Hospital and Medical Service, Inc.

The Anthem Companies, Inc., excluding employees of the subsidiary companies of Anthem Southeast, Inc.